Exhibit 10.2

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), dated as of 14 July, 2017, is entered into by and between Ascent Capital Group, Inc., a Delaware corporation (the “Company”), and Fred A. Graffam (“Executive”).
INTRODUCTION
The Company, through its subsidiaries (“Affiliates”), is engaged primarily in the business of providing security alarm monitoring and related services to residential and business subscribers throughout the United States and parts of Canada. The Company desires to employ Executive, and Executive desires to accept such employment, under the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
EMPLOYMENT; TERM; DUTIES
1.1    Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, as Senior Vice President and Chief Financial Officer of the Company and Senior Vice President and Chief Financial Officer of Monitronics International, Inc., a Texas corporation and a wholly-owned operating subsidiary of the Company (“Monitronics”).
1.2    Term. Subject to Article IV below, Executive’s employment hereunder shall be for a term commencing effective as of a date selected by Executive but in all events no later than September 1, 2017 (the “Commencement Date”), and terminating at the close of business on the third anniversary of the Commencement Date or such earlier date as provided for herein (the “Term”). If Executive is unable to commence employment by the Commencement Date, then the Company may in its sole discretion, terminate this Agreement with ten business (10) days written notice to the Executive. If, Executive commences employment prior to the expiration of the 10 business day notice period, then this Agreement will remain in full force and effect and shall not be terminated in accordance with this Section 1.2. For the avoidance of doubt, in the event this Agreement is terminated pursuant to the preceding sentence, Executive shall not be entitled to any compensation or benefits pursuant to this Agreement, including, without limitation any Severance Payment or Benefits Payments as such terms are defined below.
1.3    Duties. During the Term, Executive shall perform such executive duties for the Company and/or its Affiliates, consistent with his position hereunder, as may be assigned to him from time to time by the individual(s) set forth in Section 1.4 below. Executive shall devote his entire productive business time, attention and energies to the performance of his duties hereunder. Executive shall use his best efforts to advance the interests and business of the Company and its Affiliates. Executive shall abide by all rules, regulations and policies of the Company and its Affiliates, as may be in effect from time to time. Notwithstanding the foregoing, Executive may act for his own account in passive-type investments as provided in Section 5.3, or as a member of boards of directors of other companies, or entities (including charitable entities) where the time allocated for those activities does not interfere with or create a conflict of interest with the discharge of his duties for the Company and its Affiliates.
1.4    Reporting. Executive shall report directly to the Chief Executive Officer of Monitronics and the Chief Executive Officer of the Company.
1.5    Location. Except for services rendered during business trips as may be reasonably necessary, Executive shall render his services under this Agreement primarily from the offices of Monitronics in the Dallas, Texas area.
1.6    Exclusive Agreement. Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering his exclusive services to the Company and its Affiliates during the Term.

ARTICLE II
COMPENSATION
2.1    Compensation. For all services rendered by Executive hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and Executive shall accept, as full compensation, the amounts set forth in this Article II.
2.2    Base Salary. The base salary shall be an annual minimum salary of $365,000 (the “Base Salary”), payable by the Company in accordance with the Company’s normal payroll practices. Beginning as of the first anniversary of the Commencement Date, the Base Salary shall be reviewed on an annual basis during the Term for increase (but not decrease) in the sole discretion of the compensation committee (the “Committee”) of the Board of Directors of the Company.
2.3    Bonus. For each fiscal year during the Term, commencing with the 2018 fiscal year, in addition to the Base Salary, Executive shall be eligible for an annual bonus (the “Bonus”) of 60% of Executive’s Base Salary (the “Target Bonus”). (The Company’s fiscal year is currently January 1 through December 31 of each year.) Executive’s entitlement to any Bonus will be determined by the Committee in its good faith discretion, based upon the achievement of key performance indicators to be established by the Committee in its good faith discretion with respect to each fiscal year of the Term. Nothing in this Agreement shall be construed to guarantee the payment of any Bonus to Executive. Executive shall be eligible for a pro-rated Target Bonus for the period from the Commencement Date through December 31, 2017 to be determined in the good faith discretion of the Committee in a manner consistent with the terms of this Section 2.3.
2.4    Relocation. The Company shall reimburse Executive for all “Qualified Expenses” incurred in connection with Executive’s relocation to the Dallas, Texas area, including any applicable tax gross up directly related thereto up to a maximum of $40,000. For purposes of this Section 2.4, “Qualified Expenses” shall mean all reasonable and customary expenses incurred by Executive and his immediate family in connection with their relocation to the Dallas, Texas area, including, but not limited to, (1) packing, moving, unpacking, travel, and insurance expenses for Executive, his family, and their personal possessions, including cars; (2) temporary housing costs for up to one-hundred twenty (120) days, or until Executive purchases and closes on a home in the Dallas, Texas area, whichever event occurs first; and (3) travel, lodging, and meal expenses for Executive on five (5) house-hunting trips conducted prior to relocation. For the avoidance of doubt, Qualified Expenses do not include any costs associated with purchasing a new residence, such as the purchase price, financing costs, or buying “points” on a mortgage.

The Company will reimburse Executive for any Qualified Expenses within thirty (30) days of receipt of a reimbursement request.

2.5    Deductions. The Company shall deduct from the compensation described in Sections 2.2 and 2.3, and from any other compensation payable pursuant to this Agreement, any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

2.5    Disability Adjustment. Any compensation otherwise payable to Executive pursuant to Sections 2.2 and 2.3 in respect of any period during which Executive is Disabled (as defined, and determined in accordance with, Section 4.5) shall be reduced by any amounts payable to Executive for loss of earnings or the like under any insurance plan or policy sponsored by the Company.

ARTICLE III
BENEFITS; EXPENSES
3.1    Benefits. During the Term, Executive shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans, retirement plans, and any other plan as the Company may make available to its other similarly situated executive employees as a group, subject to the terms and conditions of any such plans. Executive’s participation in all such plans shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company. Executive understands and acknowledges that any such payments made by the Company on behalf of Executive will be deemed and reported as taxable income to Executive.

3.2    Expenses. The Company agrees that Executive is authorized to incur reasonable and appropriate expenses in the performance of his duties hereunder and in promoting the business of the Company in accordance with the terms of the Company’s Travel & Entertainment Policy (as the same may be modified or amended by the Company from time to time in its sole discretion).

3.3    Vacation. Executive shall accrue a total of one hundred sixty (160) hours of vacation per year following the date of this Agreement.  If, at any time during the Term, Executive accumulates two hundred forty (240) hours of earned but unused vacation time (the “Accrual Cap”), Executive will not accrue additional vacation time until he has taken a portion of the previously earned vacation.  Executive will again accrue paid vacation time when his accumulated amount of earned but unused vacation time falls below the Accrual Cap.  Upon termination of Executive’s employment, any accrued but unused vacation time will be paid to Executive.

3.4    Key Man Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, health, accident and other insurance covering Executive alone or with others, and Executive shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by the insurance companies to which application is made for such insurance. Executive’s failure to submit to such usual and customary medical and other examinations shall be deemed a material breach of this Agreement.

3.5    Equity Grant. As part of the consideration for Executive’s services to the Company, annually during the Term beginning in the first quarter of 2018, the Company will grant to Executive an incentive award with a fair value of not less than $450,000 (as reasonably determined by the Company’s Compensation Committee) pursuant to either (or any combination thereof) the Ascent Capital Group, Inc. 2015 Omnibus Incentive Plan, as amended and restated effective as of May 24, 2017 (the “Ascent Plan”) or the Monitronics International, Inc. 2017 Cash Incentive Plan (the “Monitronics Plan”), in the Company’s sole discretion. Additionally, effective as of the Commencement Date, the Company will grant to Executive an incentive award with a grant date value of $150,000 pursuant to either the Ascent Plan or the Monitronics Plan, (or any combination) in the Company’s sole discretion. Such incentive awards will be subject to the terms and conditions of the Ascent Plan or Monitronics Plan, as applicable, and the award agreement evidencing such award.

ARTICLE IV
TERMINATION; DEATH; DISABILITY
4.1    Termination of Employment For Cause. In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to Executive, to terminate Executive’s employment hereunder at any time for “Cause” (a “Termination For Cause”). In the event of a Termination For Cause, Executive’s employment will terminate and the Company shall have no further liability or obligation to Executive (other than the Company’s obligation to pay Base Salary and vacation time, in each case, accrued but unpaid as of the date of termination and reimbursement of expenses incurred prior to the date of termination in accordance with Section 3.2 above).

For purposes of this Agreement, “Cause” shall mean: (a) any material act or omission that constitutes a breach by Executive of any of his material obligations under this Agreement; (b) the continued failure or refusal of Executive (i) to substantially perform the material duties required of him as an Executive of the Company or Monitronics and/or (ii) to comply with reasonable directions of the individual(s) set forth in Section 1.4 above; (c) any material violation by Executive of any (i) material policy, rule or regulation of the Company or any of its Affiliates or (ii) any material law or regulation applicable to the business of the Company or any of its Affiliates; (d) Executive’s material act or omission constituting fraud, dishonesty or misrepresentation, occurring subsequent to the commencement of his employment with the Company; (e) Executive’s gross negligence in the performance of his duties hereunder; (f) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime (whether or not involving the Company) which constitutes a felony or crime of moral turpitude, provided, however, that nothing in this Agreement shall obligate the Company to pay Base Salary or any bonus compensation or benefits during any period that Executive is unable to perform his duties hereunder due to any incarceration, and provided, further, that nothing shall prevent Executive’s termination under any other subsection of this Section 4.1 if it provides independent grounds for termination; or (g) any other willful misconduct by Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Affiliates.
Notwithstanding the foregoing, no purported Termination For Cause pursuant to (a), (b), (c), (d), (e) or (g) of the preceding paragraph of this Section 4.1 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall be given written notice by the Company of its intention to effect a Termination For Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination For Cause is based; and (ii) Executive shall have ten (10) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the sole discretion of the Company.

4.2    Termination of Employment Without Cause. During the Term, the Company may at any time, in its sole discretion, terminate the employment of Executive hereunder for any reason (other than those set forth in Section 4.1 above) upon written notice (the “Termination Notice”) to Executive (a “Termination Without Cause”). In such event, the Company shall pay Executive an amount in cash equal to the sum of the following:

(a)any Base Salary and vacation time, in each case, accrued but unpaid as of the date of termination;

(b)subject to Sections 4.6, 4.7, 4.8, 5.3 and 5.4 below, an amount (the “Severance Payment”) equal to:

(i)if the termination of Executive’s employment occurs prior to a Change of Control (as defined in Section 4.4), the product of (A) 1.5 times (B) the sum of (1) Executive’s Base Salary, as in effect immediately prior to such termination and (2) an amount equal to the Target Bonus in effect immediately prior to such termination; or

(ii)if the termination of Executive’s employment occurs concurrently with or following a Change of Control, the product of (A) two (2) times (B) the sum of (1) Executive’s Base Salary, as in effect immediately prior to such termination and (2) an amount equal to the Target Bonus in effect immediately prior to such termination;

(c)any Bonus to which Executive has become entitled for the calendar year prior to the year in which such Termination Without Cause occurs but which remains unpaid at the date of termination (“Unpaid Bonus”); and

(d)any reimbursement for expenses incurred in accordance with Section 3.2.

Any Severance Payment to which Executive becomes entitled under this Section 4.2 or Section 4.3 shall be payable in cash in a lump sum on the sixtieth (60th) day following the date of termination of Executive’s employment (or, if such day is not a business day, on the first business day thereafter).
In addition, subject to Sections 4.6, 4.7, 4.8, 5.3 and 5.4 below, to the extent such coverage is available and is elected by Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall contribute to the health insurance plan maintained by the Company and covering the Executive and his dependents as of the date of termination, or any successor plan maintained by the Company, that amount that reflects the proportionate part of the premium for such coverage that is paid by the Company as of the date of termination (the “Benefits Payments”), such Benefits Payments to be made monthly in accordance with the Company’s normal procedures for the payment of health insurance premiums, throughout the period beginning on the date of termination and ending on the earlier of the 12-month anniversary of the date of termination and the expiration of the coverage period specified in COBRA, such period to be determined as of the date of termination (the “Reimbursement Period”) (i.e., Executive shall bear responsibility for that portion of the health insurance premiums in excess of the Benefits Payments), or, alternately, in the Company’s sole discretion, the Company shall reimburse Executive the amount of the Benefits Payment on a monthly basis during the Reimbursement Period, upon Executive’s submission to the Company of adequate proof of payment of the full COBRA premium by Executive; provided, however, that if Executive becomes employed with another employer during the Reimbursement Period and is eligible to receive health and/or medical benefits that are substantially comparable to those offered by the Company under such other employer’s plans, as determined by the Company, the Company’s payment obligation under this paragraph shall end. Executive will notify the Company of his eligibility for such other employer-provided benefits within thirty (30) days of attaining of such eligibility. Notwithstanding the foregoing, in the event that the Company’s payment obligation under this paragraph would violate the nondiscrimination rules applicable to non- grandfathered group health plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (“PPACA”), the Company and Executive agree to reform this paragraph in a manner as is necessary to comply with PPACA while still providing economically equivalent benefits. For the avoidance of doubt, Executive shall be responsible for paying any U.S. federal or state income taxes associated with the Benefits Payments.
At least ninety (90) days prior to the expiration of the Term, the Company shall deliver a written notice to Executive stating either (i) that the Company does not intend to offer Executive a new employment agreement to take effect at the expiration of the Term (a “Non-Renewal Notice”) or (ii) that the Company offers Executive a new employment agreement to take effect at the expiration of the Term upon terms (other than the length of the term of such new employment agreement) that are, in material respects, taken as a whole, at least as favorable to Executive as the terms of this Agreement, and the material terms of such offer shall be summarized or set forth in the notice (“Renewal Notice”). If the Company delivers a Non-Renewal Notice, or if the Company fails to deliver either a Renewal Notice or a Non-Renewal Notice on a timely basis as provided in the immediately preceding sentence, Executive’s employment shall be terminated at the expiration of the Term (or at such earlier date as may be set forth in the Non-Renewal Notice), and such termination shall be a Termination Without Cause, whereupon, subject to Sections 4.6, 4.7, 4.8, 5.3 and 5.4 below, Executive shall be entitled to receive the amounts and benefits as provided under this Section 4.2.
Executive acknowledges that the payments and benefits referred to in this Section 4.2, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.2, constitute the only payments which Executive shall be entitled to receive from the Company or any of its Affiliates hereunder in the event of any termination of his employment pursuant to this Section 4.2, and the Company and its Affiliates shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.
4.3    Termination of Employment With Good Reason. In addition to any other remedies available to Executive at law, in equity or as set forth in this Agreement, Executive shall have the right during the Term, upon written notice to the Company, to terminate his employment hereunder upon the occurrence of any of the following events without the prior written consent of Executive: (a) a material diminution in Executive’s then current Base Salary; (b) the Company requires Executive to devote a majority of Executive’s time to the performance of duties that are materially inconsistent with the status of Executive’s position with the Company as set forth in this Agreement; (c) the Company relocates the principal office at which Executive performs services on behalf of the Company to a location more than 50 miles from its present location; or (d) a material breach by the Company of any material provision of this Agreement (a “Termination With Good Reason”). For purposes of clarity and the avoidance of doubt, the parties acknowledge and agree that Executives rights hereunder shall continue to apply notwithstanding any assignment of this Agreement pursuant to Section 6.2.2.

Notwithstanding the foregoing, no purported Termination With Good Reason pursuant to this Section 4.3 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall give the Company a written notice of Executive’s intention to effect a Termination With Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Good Reason is based and to be given no later than ninety (90) days after the initial occurrence of such circumstances; (ii) the Company shall have thirty (30) days after receiving such notice in which to cure such grounds, to the extent such cure is possible; and (iii) if the Company fails to cure such grounds within such 30-day period, Executive terminates his employment hereunder on the last day of such 30-day period.
In the event that a Termination With Good Reason occurs, then, subject to Sections 4.6, 4.7, 4.8, 5.3 and 5.4 below, Executive shall have the same entitlement to the amounts and benefits as provided under Section 4.2 for a Termination Without Cause.
Executive acknowledges that the payments and benefits referred to in this Section 4.3, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.3, constitute the only payments which Executive shall be entitled to receive from the Company or any of its Affiliates hereunder in the event of any termination of his employment pursuant to this Section 4.3, and the Company and its Affiliates shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.
4.4    Change of Control. “Change in Control” means any of the following that otherwise meets the definition of a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A (as defined below):
(i)    the acquisition by any person or group (excluding John C. Malone and/or any family member(s) of John C. Malone and/or any company, partnership, trust or other entity or investment vehicle controlled by such persons or the holdings of which are for the primary benefit of any of such persons (collectively, the “Permitted Holders”)) of ownership of stock of the Company that, together with stock already held by such person or group, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the stock of the Company;

(ii)    the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

(iii)    the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock of the Company possessing 30% or more of the total voting power of the stock of Company or the replacement of a majority of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of appointment or election.
For purposes of this Section 4.4, “person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.
4.5    Death; Disability. In the event that Executive dies or becomes Disabled during the Term, Executive’s employment shall terminate either (i) when such death occurs, or (ii) upon written notice by the Company at any time after Disability occurs (provided that, in the event of any Disability, the Company shall have the right, but not the obligation, to terminate this Agreement), and, in either event, the Company shall pay Executive (or his legal representative, as the case may be) in a single lump sum cash payment within thirty (30) days of such termination of employment, an amount equal to the sum of:

(a)    any Base Salary and vacation time, in each case, accrued but unpaid as of the date of death or termination for Disability;

(b)    any Bonus to which Executive has become entitled for the calendar year prior to the year in which such death or termination for Disability occurs but which remains unpaid at the date of death or such termination; and

(c)    any reimbursement for expenses incurred in accordance with Section 3.2.

For the purposes of this Agreement, Executive shall be deemed to be “Disabled” or have a “Disability” if, because of Executive’s physical or mental disability, he has been substantially unable to perform his duties hereunder for twelve (12) work weeks in any twelve (12) month period. Executive shall be considered to have been substantially unable to perform his duties hereunder only if he is either (a) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or Monitronics or (b) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company or Monitronics undue hardship. In the event of a disagreement concerning Executive’s perceived Disability, Executive shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of Executive’s Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The majority decision of such three physicians shall be final and binding on the parties. Nothing in this paragraph is intended to limit the Company’s right to invoke the provisions of this paragraph with respect to any perceived Disability of Executive.
Notwithstanding the foregoing, to the extent and for the period required by any state or federal family and medical leave law, upon Executive’s request (i) he shall be considered to be on unpaid leave of absence and not terminated, (ii) his group health benefits shall remain in full force and effect, and (iii) if Executive recovers from any such Disability, at that time, to the extent required by any state or federal family and medical leave law, upon Executive’s request, he shall be restored to his position hereunder or to an equivalent position, as the Company may determine, and the Term of Executive’s employment hereunder shall be reinstated effective upon such restoration. The Term shall not be extended by reason of such intervening leave of absence, nor shall any compensation or benefits accrue in excess of those required by law during such intervening leave of absence. Upon the expiration of any such rights, unless Executive has been restored to a position with the Company, he shall thereupon be considered terminated.
Executive acknowledges that the payments referred to in this Section 4.5, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.5, constitute the only payments which Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company or any of its Affiliates hereunder in the event of a termination of his employment for death or Disability, and the Company and its Affiliates shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.
4.6    No Mitigation by Executive. Except as otherwise expressly provided herein, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer; provided, however, that if Executive becomes employed with another employer and is eligible to receive health and/or medical benefits that are substantially comparable to those offered by the Company under such other employer’s plans, Executive’s continued benefits and/or plan coverage as set forth in Section 4.2 or 4.3, as the case may be, shall end.

4.7    Severance Agreement and Release. In the event that Executive’s employment hereunder is terminated pursuant to (i) a Termination Without Cause (as defined in Section 4.2 above) or (ii) a Termination With Good Reason (as defined in Section 4.3 above), payment by the Company of the amounts described in said sections shall be subject to the execution and delivery to the Company by Executive of a severance agreement and release (the “Release”) in a form substantially and materially similar to Attachment A hereto within the applicable time period described below.

The Release shall be delivered to Executive, in the case of a Termination Without Cause, at the time of delivery of the Termination Notice, and, in the case of a Termination With Good Reason, upon delivery of written notice by Executive to the Company. Executive shall have a period of twenty-one (21) days (or, if required by applicable law, a period of forty-five (45) days) after the effective date of termination of Executive’s employment hereunder (the “Consideration Period”) in which to execute and return the original, signed Release to the Company. If Executive delivers the original, signed Release to the Company prior to the expiration of the Consideration Period and does not thereafter revoke such Release within any period of time provided therefor under applicable law, Executive shall, subject to Sections 4.8, 5.3 and 5.4 below, be entitled to receive the Severance Payment at the same time and in the same form as specified in Section 4.2 or 4.3, as applicable.
If Executive does not deliver the original, signed Release to the Company prior to the expiration of the Consideration Period, or if Executive delivers the original, signed Release to the Company prior to the expiration of the Consideration Period and thereafter revokes such Release within any period of time provided therefor under applicable law, then:
(a)    the Company shall pay Executive an amount equal to the sum of (i) any Base Salary and vacation time, in each case, accrued but unpaid as of the date of termination, plus (ii) any reimbursement for expenses incurred in accordance with Section 3.2, plus (iii) any Unpaid Bonus; and
(b)    the Company shall have no obligation to pay to Executive any Severance Payment or make any Benefits Payments.

4.8    Continued Compliance. Executive and the Company hereby acknowledge that any Severance Payments and Benefits Payments payable by the Company under Section 4.2 or 4.3 are part of the consideration for Executive’s undertakings under Article V below. Such amounts are subject to Executive’s continued compliance with the provisions of Article V. If Executive violates the provisions of Article V, then the Company will have no obligation to make any of the Severance Payments or Benefits Payments that remain payable by the Company under Section 4.2 or 4.3 on or after the date of such violation.

ARTICLE V
OWNERSHIP OF PROCEEDS OF EMPLOYMENT; NON-DISCLOSURE
NON-COMPETITION
5.1    Ownership of Proceeds of Employment.

5.1.1. The Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Executive’s services, work and labor in connection with Executive’s employment by the Company, free and clear of any and all claims, liens or encumbrances. Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, any and all developments, client and potential client lists, know how, discoveries, inventions, improvements, conceptions, ideas, writings, processes, formulae, contracts, methods, works, whether or not patentable or copyrightable, which are conceived, made, acquired, or written by Executive, solely or jointly with another, while employed by the Company (whether or not at the request or upon the suggestion of the Company) and which are substantially related to the business or activities of the Company, or which Executive conceives as a result of his employment by the Company, or as a result of rendering advisory or consulting services to the Company (collectively, “Proprietary Rights”).

5.1.2. Executive hereby assigns and transfers, and agrees to assign and transfer, all his rights, title, and interests in the Proprietary Rights to the Company or its nominee. In addition, Executive shall deliver to the Company any and all drawings, notes, specifications, and data relating to the Proprietary Rights. All copyrightable Proprietary Rights shall be considered to be “works made for hire.” Whenever requested to do so by the Company, Executive shall execute and deliver to the Company or its nominee any and all applications, assignments and other instruments and do such other acts that the Company shall request to apply for and obtain patents and/or copyrights in any and all countries or to otherwise protect the Company’s interest in the Proprietary Rights and/or to vest title thereto to the Company or its nominee; provided, however, the provisions of this Section 5.1 shall not apply to any Proprietary Rights that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or proprietary information, except for Proprietary Rights that (a) at the time of conception or reduction to practice of the Proprietary Rights, relate to the business of the Company, or actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company.

5.1.3. Executive shall assist the Company in obtaining such copyrights and patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Proprietary Rights; provided, however, Executive shall be reasonably compensated for his time and reimbursed for any out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.

5.2    Non-Disclosure of Confidential Information.

5.2.1. As used herein, “Confidential Information” means any and all information affecting or relating to the business of the Company, including without limitation, financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how”, ideas, concepts, research, processes, and plans. “Confidential Information” does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can prove he acquired wholly independently of his employment with the Company. Executive shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except in the course of the proper performance of his duties hereunder or as required by law. Nothing in this Section 5.2 prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity (or of making any other protected disclosures). Promptly upon the expiration or termination of Executive’s employment hereunder for any reason or whenever the Company so requests, Executive shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.

5.2.2. Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Confidential Information that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.3    Non-Competition. In consideration of the Company disclosing and providing access to Confidential Information after the date hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company, intending to be legally bound, hereby agree as follows. Executive shall not, during the Term or during any Consideration Period, directly: (a) compete with the Company; or (b) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as such terms are hereinafter defined); provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in any Competing Entity the common stock of which is “publicly held,” and of which Executive shall not own or control, directly or indirectly, in the aggregate securities which constitute more than one (1%) percent of the voting rights or equity ownership of such Competing Entity; or (c) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (d) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.

For purposes of this Section 5.3, (i) the term “Competing Entity” shall mean any entity which presently or during the period referred to above engages in any business activity in which the Company is then engaged; and (ii) the term “Territory” shall mean any geographic area in which the Company conducts business during such period.

Notwithstanding the foregoing, in the event that Executive elects (a “Competitive Election”), during the Consideration Period, to either (a) compete with the Company, or (b) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (the foregoing subsections (a) and (b), collectively, the “Competitive Activities”), then, at least ten (10) business days prior to commencing any such Competitive Activities, Executive shall deliver to the Company a written notice (the “Competition Notice”) advising the Company of (i) Executive’s intent to commence Competitive

Activities, and (ii) the commencement date for such Competitive Activities (the “Effective Date”). No such Competitive Election during the Consideration Period will be deemed a breach of this Agreement; rather, in the event Executive makes a Competitive Election prior to the expiration of the Consideration Period, then (x) Executive shall forfeit any Severance Payment and Benefits Payments otherwise payable pursuant to Section 4.2 or 4.3 above, and (y) the Company shall have no obligation to make any Severance Payment or Benefits Payments to Executive under Section 4.2 or 4.3 for any periods beyond the Effective Date.

5.4    Non-Solicitation.

5.4.1. Executive shall not, for a period of eighteen (18) months from the date of any termination or expiration of his employment hereunder, directly or indirectly: (a) acquire any financial interest in or perform any services for himself or any other entity in connection with a business in which Executive’s interest, duties or activities would inherently require Executive to reveal any Confidential Information; or (b) solicit or cause to be solicited the disclosure of or disclose any Confidential Information for any purpose whatsoever or for any other party.

5.4.2. In consideration of the Company disclosing and providing access to Confidential Information, after the date hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company, intending to be legally bound, hereby agree as follows. Executive shall not, for a period of eighteen (18) months from the date of any termination or expiration of his employment hereunder, solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, (a) any person employed by the Company (a “Current Employee”) to leave employment with the Company or (b) any Monitronics dealer (a “Dealer”) to leave the Monitronics dealer network (the “Dealer Network”) or sell alarm monitoring contracts to another alarm monitoring company. The term “solicit” includes, but is not limited to the following (regardless of whether done directly or indirectly): (i) requesting that a Current Employee change employment or that a Dealer leave the Dealer Network, (ii) informing a Current Employee that an opening exists elsewhere or inform a Dealer that alternative dealer arrangements are available, (iii) assisting a Current Employee in finding employment elsewhere or a Dealer in finding alternative distribution opportunities elsewhere, (iv) inquiring if a Current Employee “knows of anyone who might be interested” in a position elsewhere or if a Dealer “knows of anyone who might be interested” in joining an alternative dealer network, (v) inquiring if a Current Employee might have an interest in employment elsewhere or if a Dealer might have an interest in joining an alternative dealer network, (vi) informing others of the name or status of, or other information about, a Current Employee or Dealer, or (vii) any other similar conduct, the effect of which is that a Current Employee leaves the employment of the Company or that a Dealer leaves the Dealer Network.

5.5    Breach of Provisions. In the event that Executive shall breach any of the provisions of this Article V, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Article V. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Executive shall not use as a defense thereto that there is an adequate remedy at law.

5.6    Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof as set forth in this Article V, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

5.7    Protected Disclosures. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Additionally, the parties acknowledge and agree that Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

5.8    Definition. For purposes of this Article V, the term “Company” shall be deemed to include (i) any predecessor to, or successor of the Company, (ii) any subsidiary of the Company (including, without limitation, any entity in which the Company owns 50% or more of the issued and outstanding equity), and (iii) any entity that is under the control or common control of the Company (including, by way of illustration and not as a limitation, any joint venture to which the Company or one of its subsidiaries is a party).

5.9    Third Party Trade Secrets. In the same way that the Company endeavors to protect its own Confidential Information, the Company endeavors not to engage in any conduct which would violate the legal protection afforded to the trade secret information of third parties. Under no circumstances will the Company accept the improper disclosure of other parties’ trade secrets. Therefore, in rendering Executive’s services hereunder, Executive agrees not to disclose to the Company or utilize in any manner trade secret information in Executive’s possession belonging to any other party.

ARTICLE VI
MISCELLANEOUS
6.1    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

6.2    Assignment.

6.2.1 The Company may assign this Agreement to any successor in interest to its business, or to any Affiliate of the Company, and Executive hereby agrees to be employed by such assignee as though such assignee were originally the employer named herein.

6.2.2 Notwithstanding anything to the contrary contained herein, and subject to Executives rights under Section 4.3 hereof, in the event that Monitronics ceases to be an Affiliate of the Company or the Company effects a sale, disposition, or transfer of a material portion of the business or assets of Monitronics to any person (a “Alternative Assignee”) that is not an Affiliate of the Company or will not be an Affiliate of the Company following the completion of the transaction of which such sale, disposition or transfer forms a part, (i) if Monitronics or such Alternative Assignee, as the case may be, executes a written commitment to abide by the terms of this Agreement, the Company may assign this Agreement to Monitronics or such Alternative Assignee, as the case may be (and, in each case, Executive hereby agrees to be employed by such assignee as though such assignee were originally the employer named herein), and terminate Executive from his then current position at the Company, and, in the case of any such assignment to an Alternative Assignee, terminate Executive from his then current position at Monitronics, or (ii) the Company may retain Executive in his then current position at the Company and terminate Executive from his then current position at Monitronics, provided, however, that no assignment or termination contemplated by this Section 6.2.2 will constitute a breach of any provision of this Agreement.

6.2.3. Executive hereby acknowledges that the services to be rendered by Executive are unique and personal, and, accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

6.3    Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or three (3) days following deposit for mailing by first class registered or certified mail, return receipt requested, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 6.3:

(a)    If to the Company:
Ascent Capital Group, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, CO 80111
Attention: Chief Executive Officer
With a copy to:
Ascent Capital Group, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, CO 80111
Attention: General Counsel
(b)    If to Executive: Fred A. Graffam at the most recent address for Executive listed in the payroll records of the Company.

6.4    Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.5    Confidentiality. The parties hereto agree that they will not, during the Term or thereafter, disclose to any other person or entity the terms or conditions of this Agreement (excluding the financial terms hereof) without the prior written consent of the other party, except as required by law, regulatory authority or as necessary for either party to obtain personal loans or financing. Approval of the Company and of Executive shall be required with respect to any press releases regarding this Agreement and the activities of Executive contemplated hereunder.

6.6    Arbitration. Except as provided otherwise in Sections 5.5, if any controversy, claim or dispute arises out of or in any way relates to this Agreement, the alleged breach thereof, Executive’s employment with the Company or termination therefrom, including without limitation, any and all claims for employment discrimination or harassment, civil tort and any other employment laws, excepting only claims which may not, by statute, be arbitrated, both Executive and the Company (and its directors, officers, employees or agents) agree to submit any such dispute exclusively to binding arbitration. Both Executive and the Company acknowledge that they are relinquishing their right to a jury trial in civil court. Executive and the Company agree that arbitration is the exclusive remedy for all disputes arising out of or related to Executive’s employment with the Company.

The arbitration shall be administered, at the election of the party initiating the arbitration proceeding, either by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards or by the American Arbitration Association in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, except as provided otherwise in this Agreement. Arbitration shall be commenced and heard in Dallas County, Texas. Only one arbitrator shall preside over the proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Texas or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as of the claim(s) were brought in a court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to the Company and Executive as though the dispute were pending in Texas state court. The arbitrator shall have the ability to rule on pre-hearing motions, as though the matter were in a Texas state court, including the ability to rule on a motion for summary judgment.

Unless otherwise permitted under applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees, room rental fees, etc.) shall be paid by the Company, provided that Executive shall be required to pay the amount of filing fees equal to that which Executive would be required to pay to file an action in Texas state court. The arbitrator must provide a written decision which is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

6.7    Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.8    Controlling Nature of Agreement. To the extent any terms of this Agreement are inconsistent with the terms or provisions of the Company’s Employee Handbook or any other personnel policy statements or documents, the terms of this Agreement shall control. To the extent that any terms and conditions of Executive’s employment are not covered in this Agreement, the terms and conditions set forth in the Employee Handbook or any similar document shall control such terms.

6.9    Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding between the Company and Executive, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.

6.10    Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

6.11    Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.12    Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.

6.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.14    Compliance with Section 409A.

6.14.1. This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. To the extent any payment or benefit provided under this Agreement is subject to Section 409A, such benefit shall be provided in a manner that complies with Section 409A, including any IRS guidance promulgated with respect to Section 409A; provided, however, in no event shall any action to comply with Section 409A reduce the aggregate amount payable to Executive hereunder unless expressly agreed in writing by Executive.

6.14.2. All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

6.14.3. To the extent required to comply with Section 409A (as determined by the Company), if Executive is a “specified employee,” as determined by the Company, as of his date of termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following Executive’s date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after Executive’s date of termination (or, if Executive dies during such six month period, within thirty (30) days after Executive’s death). Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b).

6.14.4. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"COMPANY"
ASCENT CAPITAL GROUP, INC.
By:	/s/ William E. Niles
William E. Niles
Executive Vice President and General Counsel

"EXECUTIVE"
By:	/s/ Fred A. Graffam
Fred A. Graffam

Attachment A
FORM OF WAIVER AND RELEASE
In consideration of, and as a condition precedent to, the severance and benefits payment described in that certain Employment Agreement (the “Agreement”) effective as of July 14, 2017 between Ascent Capital Group, Inc., a Delaware corporation (the “Company”), and Fred A. Graffam (“Executive”), which were offered to Executive in exchange for a general waiver and release of claims (this “Waiver and Release”). Executive having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Executive has sustained or claimed, or may be entitled to claim, Executive, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Executive had, now has, or may have against the Released Parties relating in any way to Executive’s employment with the Company or termination thereof prior to and including the date of execution of this Waiver and Release, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Executive and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Waiver and Release. Notwithstanding anything to the contrary contained in this Waiver and Release, nothing in this Waiver and Release shall be construed to release the Company from any obligations set forth in the Agreement.
1.    Executive understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Executive’s employment with the Company and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law prior to and including the date of execution of this Waiver and Release, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Genetic Information Non-Discrimination Act of 2008, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA), all as amended, as well as any claims prior to and including the date of execution of this Waiver and Release, regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with the Company prior to and including the date of execution of this Waiver and Release.

2.    In addition, Executive agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties, save and except proceedings to enforce the terms of the Agreement or claims of Executive not released by and in this Waiver and Release.

3.    This release does not apply to any claims for severance payments under the Agreement, indemnity payments from the Company or any affiliate, reimbursement of appropriately reimbursable expenses, vested benefits (including equity) under the Company’s compensation and benefits plans, unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Executive disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding. Notwithstanding the foregoing or any other provision in this Waiver and Release or the Agreement to the contrary, the Company and Executive further agree that nothing in this Waiver and Release or the Agreement (i) limits Executive’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Executive’s right to receive an award for information provided to any Government Agencies.

Executive expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and its respective present and former parents, subsidiaries, divisions, affiliates, branches, insurers, agencies, and other offices from all rights or claims he has or may have against the Company including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), up to and including the date Executive signs this Waiver and Release including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Executive further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver. Executive further acknowledges: (a) that he has been informed by this writing that he should consult with an attorney prior to executing this Waiver and Release; (b) that he has carefully read and fully understands all of the provisions of this Waiver and Release; (c) he is, through this Waiver and Release, releasing the Company from any and all claims he may have against it; (d) he understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he executes this Waiver and Release; (e) he has at least twenty-one (21) days within which to consider this Waiver and Release; and (f) he has seven (7) days following his execution of this Waiver and Release to revoke the Waiver and Release; and (g) this Waiver and Release shall not be effective until the revocation period has expired and Executive has signed and has not revoked the Waiver and Release.

Executive acknowledges and agrees that: (a) he has had reasonable and sufficient time to read and review this Waiver and Release and that he has, in fact, read and reviewed this Waiver and Release; (b) that he has the right to consult with legal counsel regarding this Waiver and Release and is encouraged to consult with legal counsel with regard to this Waiver and Release; (c) that he has had (or has had the opportunity to take) twenty-one (21) calendar days to discuss the Waiver and Release with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (d) that he is entering into this Waiver and Release freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he is not relying upon any oral representations made to him regarding the subject matter of this Waiver and Release; (f) that by this Waiver and Release he is receiving consideration in addition to that which he was already entitled; and (g) that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company.

Executive acknowledges and agrees that he has seven (7) days after the date he signs this Waiver and Release in which to rescind or revoke this Waiver and Release by providing notice in writing to the Company. Executive further understands that the Waiver and Release will have no force and effect until the end of that seventh day (the “Waiver Effective Date”). If Executive revokes the Waiver and Release, the Company will not be obligated to pay or provide Executive with the benefits described in this Waiver and Release, and this Waiver and Release shall be deemed null and void.

AGREED TO AND ACCEPTED this
14th day of July, 2017

By:	/s/ Fred A. Graffam
Fred A. Graffam

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